Exhibit (a)(8)

Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made solely pursuant to the Offer to Purchase dated April 27, 2009, and the related Letter of Transmittal, and any amendments thereto. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

(Including the Associated Common Share Purchase Rights)

of

INFOCUS CORPORATION

at

$0.95 Net Per Share in Cash

by

IC ACQUISITION CORP.

IC Acquisition Corp., an Oregon corporation (“Purchaser”) and a wholly-owned subsidiary of Image Holdings Corporation, an Oregon corporation (“Image Holdings”) and a wholly-owned subsidiary of Radisson Investment Limited, a Hong Kong corporation (“Radisson”), hereby offers to purchase all the outstanding shares of common stock, without par value (the “InFocus Common Stock”), and the associated common share purchase rights (together with the InFocus Common Stock, the “Shares”), of InFocus, at a purchase price of $0.95 per Share, net to the seller in cash, without interest thereon and subject to any required withholding of taxes, on the terms and subject to the conditions set forth in the Offer to Purchase, dated April 27, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”). Tendering shareholders who have Shares registered in their name and who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be charged brokerage fees or commissions or, subject to Instruction 6 in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any such fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 22, 2009, UNLESS THE TENDER OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES THAT REPRESENTS AT LEAST 65% OF THE TOTAL NUMBER OF OUTSTANDING

SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS, AS DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON PURCHASER, IMAGE HOLDINGS OR RADISSON OBTAINING FINANCING.

The purpose of the Offer is to acquire control of, and the entire equity interest in, InFocus. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement (as defined below), Purchaser intends to acquire the remaining equity interest in InFocus not acquired in the Offer by consummating the Merger.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 10, 2009, among Image Holdings, Purchaser and InFocus (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, on the terms and subject to the conditions set forth in the Merger Agreement and following the completion of the Offer, Purchaser will merge with and into InFocus (the “Merger”), with InFocus continuing as the surviving corporation and becoming a wholly owned subsidiary of Image Holdings. At the effective time of the Merger (the “Effective Time”) each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by InFocus, Image Holdings or Purchaser, or any of their respective subsidiaries, and (ii) Shares held by InFocus shareholders who perfect dissenter’s rights, if any, under the Oregon Business Corporation Act (the “OBCA”) with respect to the Merger), will be converted into the right to receive $0.95 net in cash, or any higher price paid per Share in the Offer, without interest (the “Merger Consideration”), subject to any required withholding of taxes. At the Effective Time, all such Shares shall automatically be cancelled and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

Concurrently with the execution of the Merger Agreement, Purchaser, Image Holdings and all of InFocus’ executive officers and directors (each a “Committed Shareholder”) entered into a Tender and Support Agreement (the “Support Agreement”), pursuant to which each Committed Shareholder has agreed, so long as the InFocus Board has not effected a Change in the Company Recommendation (as defined in the Offer to Purchase), to (i) tender pursuant to the Offer all Shares beneficially owned by such Committed Shareholder (the “Committed Shares”) and (ii) appoint Purchaser, or any nominee of Purchaser, as such Committed Shareholder’s proxy to vote the Committed Shares in connection with the Merger Agreement and other specified matters, in each case, in accordance with the provisions of the Support Agreement.

THE BOARD OF DIRECTORS OF INFOCUS HAS UNANIMOUSLY (I) DETERMINED THAT THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF INFOCUS AND THE INFOCUS SHAREHOLDERS; (II) ADOPTED THE MERGER AGREEMENT IN ACCORDANCE WITH THE OBCA AND APPROVED THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (III) RECOMMENDED THAT INFOCUS’ SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER AND, IF APPLICABLE, APPROVE THE MERGER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares purchased in the Offer only after timely receipt by the Depositary of: (i) certificates representing the Shares (“Share Certificates”) or timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer; and (iii) any other documents that the Letter of Transmittal requires.

Any extension, delay, termination or amendment of the Offer, or delay in acceptance for payment or payment for Shares, will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter tenders of Shares are irrevocable. If not accepted for payment by Purchaser pursuant to the Offer, Shares may also be withdrawn at any time after the date that is sixty days from the date hereof. The procedures for withdrawing Shares and related matters are set forth in Section 4 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

InFocus has provided Purchaser with InFocus’s shareholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For a more detailed description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase. It is recommended that shareholders consult their tax advisor with respect to the specific tax consequences of the Offer and the Merger to them.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to Georgeson, Inc., the Information Agent, or Georgeson Securities Corporation, the Dealer Manager, as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager, and copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent, the Dealer Manager or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is: 199 Water Street, 26th Floor New York, NY 10038-3560 Banks and Brokers: (212) 440-9800 Stockholders Call Toll Free: (800) 460-0079	The Dealer Manager for the Offer is: 199 Water Street, 26th Floor New York, NY 10038-3560 Please Call Toll Free: (800) 445-1790

April 27, 2009

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